Exhibit 10.8

VERTIV HOLDINGS CO

EXECUTIVE CHANGE OF CONTROL PLAN

Effective February 7, 2020

1. Establishment of Plan and Purpose.

(a) This Executive Change of Control Plan (the “Plan”) is maintained by Vertiv Holdings Co (the “Company”). The Plan provides Termination Payments (as defined below) to designated executive employees of the Company or its Subsidiaries or Affiliates upon certain terminations of employment from the Company in connection with a Change of Control of the Company.

(b) The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

(c) Accordingly, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change of Control of the Company.

(d) The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at 29 CFR § 2510.3-2(b). In the event that the Plan does not meet the requirements of a “severance pay plan” as described above, then the Plan is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No employee contributions are required or permitted.

2. Effective Date. The terms and conditions of this Plan shall become effective on the closing of the transactions (the “Transaction”) contemplated by that certain Agreement and Plan of Merger, dated as of December 10, 2019, by and among the Company, GS Acquisition Holdings Corp, and VPE Holdings, LLC, (the “Effective Date”) with respect to any executive who has entered into an offer letter incorporating this Plan on or after the Effective Date.

3. Definitions. Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

(a) “Annual Bonus” means an executive’s target annual cash bonus in effect for the fiscal year of Termination (or, if greater, before the occurrence of circumstances giving rise to a Good Reason Event).

(b) “Applicable Factor” means the multiplier corresponding to an executive’s position within the Company at the date of Termination, as set forth in Exhibit A hereto.

(c) “Applicable Continuation Period” means the period of time corresponding to an executive’s position within the Company at the date of Termination, as set forth in Exhibit A hereto.

(d) “Base Salary” means an executive’s annual salary in effect immediately prior to the date of Termination (or, if greater, before the occurrence of circumstances giving rise to a Good Reason Event).

(e) “Board” means the Board of Directors of the Company.

(f) “Business” means provision of mission critical equipment for vital applications in data centers, communication networks, and commercial and industrial environments throughout the United States and abroad through various Subsidiaries, including, but not limited to, design, engineering, manufacturing, and sales of products, services and software to Customers throughout the world.

(g) “Cause” means: (i) gross negligence, willful failure to perform, or willful misconduct in connection with the performance of an executive’s duties that results in material harm to the business of the Company or any Subsidiary; (ii) conviction of a criminal offense (other than minor traffic offenses); (iii) material breach of any term of any agreement between an executive and the Company or any Subsidiary, including any employment, consulting or other services, confidentiality, intellectual property, non-competition or non-disparagement agreement; (iv) violation in any material respect of the code of conduct generally applicable to executive officers, including, but not limited to, the Company’s Code of Ethics and Business Conduct; (v) acts or omissions involving willful or intentional malfeasance or misconduct that is materially injurious to the Company or any Subsidiary, its respective businesses, reputations, prospects, or otherwise; or (vi) commission of any act of fraud, willful destruction of any property of the Company or any Subsidiary, or embezzlement against the Company or any Subsidiary.

(h) “Change of Control” shall mean, any of the following that occurs after the Effective Date and, which for the avoidance of doubt, shall not include the Transaction:

(i) An acquisition of any shares of stock of the Company by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan (or related trust) of the Company or any of its subsidiaries, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the then outstanding voting securities or the combined voting power of the then outstanding voting securities of the Company (or any successor to all or substantially all of the Company’s assets);

(ii) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that if the election, or the nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(iii) Consummation of any reorganization, merger, cash tender or exchange offer, or other business combination to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination are the beneficial owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”); (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their affiliates) is the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) the individuals who were members of the Incumbent Board (excluding, for the avoidance of doubt, any person who would not be considered a member of the Incumbent Board pursuant to subparagraph (ii) above) immediately prior to the execution of the initial agreement, or to the action of the Board, providing for such Business Combination constitute at least a majority of the members of the board of directors of the Successor Entity; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(i) “Change of Control Period” means the time period that begins ninety (90) days immediately prior to, and continues until the elapse of twenty-four (24) months immediately following a Change of Control of the Company.

(j) “Competing Business” means any individual, including an executive, corporation, limited liability company, partnership, joint venture, association or other entity, regardless of form, that is directly engaged in whole or in relevant part in any business or enterprise that is the same as, or substantially the same as, the Business, or that is taking material steps to engage in such business at the time of an executive’s Termination.

(k) “Customers” means those individuals, companies, or other entities for whom the Company or its predecessor has provided or does provide products or services in connection with the Business in the one (1) year period preceding an executive’s Termination.

(l) “Long-Term Incentive Award” means any award of stock or restricted stock, stock options, restricted stock units, phantom stock or stock appreciation rights, the vesting of which is subject to the passage of time of more than twelve (12) months or the achievement of any performance criteria measured over a performance period of more than twelve (12) months.

(m) “Plan Administrator” means the Administrative Committee as delegated by the Board to administer the terms of this Plan. In the event any member of the Administrative Committee is entitled to Termination Payments under this Plan, or makes a claim for benefits under this Plan, the remaining members of the Administrative Committee shall act of the Plan Administrator for purposes of administering the terms of the Plan with respect to such executive. The Plan Administrator may delegate all or any portions of its authority under the Plan to any other person(s).

(n) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

4. Term of Plan. Subject to Section 14, this Plan shall be of an indefinite term; provided, however, if the Transaction does not close and is permanently abandoned, this Plan shall terminate. Following a termination of this Plan in accordance with this Section 4, this Plan shall thereafter be null and void and of no further effect.

5. Termination of Employment.

(a) The term “Termination” shall mean termination by the Company of the employment of an executive with the Company for any reason other than death, Disability or Cause (as defined below), or, resignation by the executive upon the occurrence of any of the following events (“Good Reason Events”) during the Change of Control Period:

(i) a material adverse change to the executive’s position, function, responsibilities or reporting level, as determined immediately prior to the Change of Control;

(ii) the requirement that the executive be based more than fifty (50) miles from the location the executive was required to perform such services immediately prior to the Change of Control;

(iii) a material reduction in the Base Salary and Annual Bonus from those provided to the executive immediately prior to the Change of Control, other than a reduction that is generally applicable to all executives of the Company;

(iv) the permanent elimination of the executive’s position, not including a transfer pursuant to the sale of a facility or line of business, provided that the executive is offered substantially comparable employment with the successor employer; or

(v) an action by the Company that under applicable law constitutes constructive discharge to the extent such law applies to the executive.

A Good Reason Event shall not be deemed to have occurred unless the executive provides written notice to the Company identifying the event or omission constituting the Good Reason Event within ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after such notice has been provided to the Company, the Company shall have the opportunity, but shall have no obligation, to cure such event or conditions that give rise to a Good Reason Event. If the Company fails to cure the events or conditions giving rise to an executive’s Good Reason Event by the end of the thirty (30) day cure period, the executive’s employment shall be terminated effective as of the expiration of such thirty (30) day cure period unless the executive has withdrawn such Good Reason Event notice.

(b) For purposes of this Plan, an executive shall be deemed to have a “Disability” (and to be “Disabled”) if executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. Whether an executive has a Disability shall be determined by the Plan Administrator. The Plan Administrator may rely on any determination that an executive is disabled for purposes of benefits under any long-term disability plan maintained by the Company in which an executive participates.

(c) Following a Termination of an executive’s employment and provided that Company has performed all obligations required to have been performed during such time period and has acknowledged in writing that it will continue such performance, the executive shall provide such assistance and cooperation as the Company may reasonably require to transfer knowledge and otherwise assist in a transition of the executive’s responsibilities to one or more other individuals designated by the Company; provided, however, that all such assistance and cooperation shall be provided at times that are mutually convenient to the executive and the Company.

6. Termination Payments.

(a) In the event of a Termination of an executive during the Change of Control Period, and in addition to paying an executive any accrued salary and vacation time that are unpaid as of the Termination date, the Company shall pay to the executive and provide him/her with the following (the “Termination Payments”):

(i) A lump-sum cash payment equal to (A) the sum of (X) the executive’s Base Salary plus (Y) the executive’s Annual Bonus, multiplied by (B) the Applicable Factor;

(ii) A lump-sum cash payment equal to the executive’s Annual Bonus (as defined below) in respect of the fiscal year of termination, prorated based on the number of days worked by the executive during such fiscal year;

(iii) A lump-sum cash payment equal to the executive’s actual bonus in respect of the fiscal year prior to the fiscal year of termination under the bonus plan applicable to such prior fiscal year if and to the extent such bonus was not already paid to the executive; and

(iv) During the Applicable Continuation Period following the Termination, if the executive properly and timely makes an election under COBRA, continued participation for the executive and his or her eligible dependents in the Company’s group health, medical, dental, vision and life insurance programs or policies in which the executive and his or her eligible dependents was eligible to participate as of immediately prior to the Termination on the same basis as active employees; provided, that the Company’s payment of such COBRA premiums shall be taxable as wages to the executive.

(b) In addition, unless more favorable treatment is set forth in any applicable equity plans or award agreements related thereto, each Long-Term Incentive Award (defined below) previously granted to an executive that is unvested as of the Termination shall vest in full on an accelerated basis.

(c) The Termination Payments and the vesting of Long-Term Incentive Awards under this Plan shall be in lieu of any termination, severance or similar payments and benefits provided to an executive under any employment agreement or severance plan or Plan of the Company to which the executive may be a party or under which he/she may be covered, including the Company’s Executive Employment Policy (the “Employment Policy”). Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Plan shall affect or limit an executive’s right to receive (i) payment of any compensation or the issuance of any securities which the executive deferred under any deferred compensation plan of the Company, or (ii) any amounts due or belonging to the executive under any retirement program, or 401(k) plan, each of which shall be subject to the terms of such arrangements, including any deferral elections made thereunder.

(d) The Employment Policy establishes certain obligations of the Company and eligible executives regarding termination payments and other benefits to which certain executives would be entitled in connection with a Termination of an executive’s employment outside the Employment Period. This Plan shall take precedence over the Employment Policy in connection with the matters set forth herein. Without limiting the foregoing, if an executive is entitled to receive Termination Payments and other benefits pursuant to this Plan in connection with the Termination of the executive’s employment with the Company during the Change of Control Period, then the executive shall be entitled to receive such Termination Payments and other benefits as set forth herein and not termination payments pursuant to the Employment Policy, and neither party shall argue that the rights of the Company or the executive, nor any Termination Payments or other benefits to which the executive may be entitled, pursuant to this Plan shall be limited or superseded by anything set forth in the Employment Policy.

(e) Unless otherwise required under Section 9(e) of this Plan, all Termination Payments shall be made or commence within 30 days following the date of Termination.

(f) Notwithstanding anything in this Plan to the contrary, if a Change of Control occurs, which does not constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), or the lump sum payment of any portion of the Termination Payments is prohibited by Section 409A of the Code, then the portion of the Termination Payments that constitute deferred compensation subject to Section 409A of the Code shall be paid to the executive in installments over the same period as provided for in any severance agreement or Plan applicable to the executive with regard to a Termination which occurs outside of the Change of Control Period.

7. Obligations. Executives shall abide by the following terms and conditions:

(a) Confidentiality. During an executive’s employment and following any termination of the executive’s employment for whatever reason thereafter, each executive shall strictly maintain the confidentiality of the Company’s proprietary information concerning its business, customers and clients (the “Proprietary Information”), however stored or memorialized. Such Proprietary Information includes, without limitation, trade secrets, marketing, financial information, product plans, customer lists, marketing plans, strategic planning, systems, manuals, and other proprietary or other information which is not generally known to the public. All Proprietary Information which the executive has or will become familiar with and acquire knowledge of as a result of his/her employment by the Company are the property of the Company, and following the termination of the executive’s employment for any reason, all Proprietary Information shall be considered to be owned by the Company and kept as the private records of the Company and will not be divulged to any firm, individual, or institution, or used to the detriment of the Company. Should the disclosure of any Proprietary Information be required of an executive (i) in response to any summons or subpoena, (ii) in connection with any litigation, or (iii) in order to comply with any law, order, regulation, request of any government or regulatory agency or ruling applicable to an executive, prior to making any disclosure the executive agrees to inform the Company of any such request or compelled disclosure as soon as possible, and, to the extent possible, afford the Company the opportunity to contest such disclosure. Notwithstanding, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Additionally, nothing in this Plan prohibits an executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. By participating in this Plan, each executive acknowledges that he or she does not need the prior authorization of the Company to make any such reports or disclosures and that he or she is not required to notify the Company that he or she has made such reports or disclosures.

(b) Return of Company Property. Upon termination of an executive’s employment for whatever reason, the executive shall return to the Company all Company property then in the executive’s possession or control, in good condition and repair (normal wear and tear excepted), including, but not limited to, keys, security cards and fobs, credit cards, furniture, equipment, automobiles, computer hardware and software, telephone equipment, and all documents, manuals, plans, equipment, training materials, business papers, personnel files, computer files or copies of the same relating to Company business which are in the executive’s possession or control.

(c) Non-Compete. During an executive’s employment following the Effective Date and for the shorter of (i) twelve (12) months or (ii) the length of the Applicable Continuation Period following any termination of an executive’s employment for whatever reason after the Effective Date, no executive shall directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage with any Competing Business in any geographic territory in which the Business has been conducted in the two (2) year period preceding the executive’s Termination. Nothing herein shall prohibit any executive from (i) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, so long as an executive has no active participation in the business of such corporation; or (ii) accepting employment with any federal or state government or governmental subdivision or agency.

(d) Non-Solicit. During an executive’s employment following the Effective Date and, following any termination of an executive’s employment for whatever reason thereafter, for the shorter of (i) twelve (12) months or (ii) the length of the Applicable Continuation Period, no executive shall directly or indirectly through another Person (A) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (B) hire any Person who was an employee of the Company at any time during the twelve-month period immediately following the termination of the executive’s employment with the Company; or (C) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease or materially reduce doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company, its products or its personnel). Notwithstanding the foregoing, nothing in this Plan shall prohibit an executive from employing an individual (1) with the consent of the Company or (2) who responds to general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at an employee (or former employee, as described above) of the Company.

(e) The covenants set forth in this Section 7 are reasonable in scope and duration and necessary to protect the legitimate business interests of the Company and that the compensation payable hereunder is sufficient consideration therefor. If any of the provisions of the covenants in this Section 7 is construed to be invalid or unenforceable in any respect, the same shall be modified as the court may direct in order to make such provision reasonable and enforceable, and such modification of the provision shall not affect the remainder of the provisions of the covenants, and such provision will be given the maximum possible effect and the modified Plan will be fully enforceable.

8. No Obligation to Mitigate Damages. No executive shall be obligated to seek other employment or otherwise take steps to mitigate or reduce the amounts payable or arrangements provided for under this Plan, and the obtaining of any such other employment shall not reduce any of the Company’s obligations under this Plan.

9. Excise Tax Avoidance; Section 409A.

(a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit, vesting or distribution to or for the benefit of an executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) would but for this Section 9 be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Payments shall be either (i) provided to the executive in full, or (ii) provided to the executive as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Section 9 shall be made in writing in good faith by the Company’s independent certified public accountants, appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)), and/or tax counsel selected by such accountants (the “Accounting Firm”) in accordance with the principles of Section 280G of the Code. In the event of a reduction of Payments hereunder, the Payments shall be reduced as follows: (i) first from cash payments which are included in full as parachute payments, (ii) second from equity awards which are included in full as parachute payments, (iii) third from cash payments which are partially included as parachute payments, and (iv) fourth from equity awards that are partially included as parachute payments. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. For purposes of making the calculations required by this Section 9, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 9. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(b) If, notwithstanding any reduction described in this Section 9, the Internal Revenue Service (the “IRS”) determines that an executive is liable for the Excise Tax as a result of the receipt of the Payments as described above, then the executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount with respect to the Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the executive’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the Payments shall be zero if a Repayment Amount of more than zero would not result in the executive’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the executive shall pay the Excise Tax.

(c) Notwithstanding any other provision of this Section 9, if (i) there is a reduction in the Payments as described in this Section 9, (ii) the IRS later determines that an executive is liable for the Excise Tax, the payment of which would result in the maximization of the executive’s net after-tax proceeds (calculated as if the executive’s Payments had not previously been reduced), and (iii) the executive pays the Excise Tax, then the Company shall pay to the executive those Payments which were reduced pursuant to this subsection as soon as administratively possible after the executive pays the Excise Tax so that the executive’s net after-tax proceeds with respect to the Payments are maximized.

(d) The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. For the avoidance of doubt, executives are solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code and for any Excise Tax, and the Company will not reimburse or otherwise indemnify any executive for such amount. Any reimbursements or repayments provided under this subsection shall be made strictly in accordance with Section 409A of the Code, including Treasury Regulation 1.409A-3(i)(1)(v).

(e) It is intended that (i) each payment or installment of payments provided under this Plan is a separate “payment” for purposes of Section 409A of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two (2) times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of an executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), the executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the executive pursuant to this Plan which constitute “deferred compensation” for purposes of Section 409A are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Plan, then such payments shall be delayed until the date that is six (6) months after the date of the executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the executive’s death. Any payments delayed pursuant to this Section 9(e) shall be made in a lump sum on the first day of the seventh month following an executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the executive’s death.

(f) Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Plan, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(g) To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which an executive participates during the term of the executive’s employment under this Plan or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

(h) Notwithstanding any other provision to the contrary, in no event shall any payment under this Plan that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(i) For the avoidance of doubt, any payment due under this Plan within a period following an executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion, and in accordance with Section 409A.

(j) This Plan shall be interpreted in accordance with, and the Company and executives will use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date of this Plan.

(k) For purposes of the payment, provision of or reimbursement of medical benefits or premiums, the Company may treat the amounts paid by it for premiums as taxable to an executive or make such payments (less any required withholding) directly to the executive to the extent required to avoid adverse consequences to the executive or the Company under either Section 105(h) of the Code, or the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, the “PPACA”); provided, further, that the Company may modify or discontinue the continuation coverage contemplated by this Plan to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the PPACA (to the extent applicable).

10. No Set Off: Legal Fees. Except as provided in Section 6(c), the Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by or subject to any set-off counterclaim, recoupment, defense or other claim, right or action which the Company may have against executives or others. The Company shall pay and advance to executives, to the full extent permitted by law, all legal fees and expenses which an executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the executive or others of the validity or enforceability or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the executive about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. Notwithstanding the foregoing, in the event that the Company asserts a claim or counterclaim against an executive for the executive’s breach of the covenants set forth in Section 7 hereof, which claim is finally adjudicated in the Company’s favor, the executive shall reimburse Company any fees and expenses paid or advanced by the Company for the executive’s defense of such claim or counterclaim.

11. Notices. Any notices, requests, demands and other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the executive at the last address he/she has filed in writing with the Company or, in the case of the Company, at its principal executive offices.

12. Non-Alienation. No executive shall have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or the laws of descent and distribution.

13. Entire Plan; Amendment. Subject to Section 6(d), this Plan supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding in connection with the matters set forth herein. Except during the Change of Control Period, the Company reserves the right to amend or terminate the Plan at any time without prior notice to or the consent of any executive. No amendment or termination shall adversely affect the rights of any executive whose employment terminated prior to such amendment or termination. However, except during the Change of Control Period, any executive whose employment continues after amendment of the Plan shall be governed by the terms of the Plan as so amended. Any executive whose employment continues after termination of the Plan shall have no right to a benefit under the Plan. Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A, securities, tax or other laws, rules, regulations or regulatory interpretations thereof that apply to the Plan. The Plan may not be amended or terminated during the Change of Control Period; provided, however, the Plan may be amended if the purpose of the amendment is to increase benefits hereunder or if the purpose of the amendment is to comply with Section 409A of the Code.

14. Plan Administration.

(a) Plan Administrator. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at the following address:

c/o Vertiv Holdings Co

1050 Dearborn Drive

Columbus, Ohio 43085

Attn: Chief Human Resources Officer

(b) Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Termination Payments to executives and former executives and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Company and to each executive for examination during business hours except that an executive shall examine only such records as pertain exclusively to the examining executive and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Termination Payments, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

(c) Discretion. Any decisions, actions or interpretations to be made under the Plan by the Plan Administrator shall be made in its sole and absolute discretion, subject to the terms of the Plan and applicable law, and need not be uniformly applied and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties, with respect to denied claims for Termination Payments. Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Plan Administrator, the Company specifically intends that the Plan Administrator and its duly authorized delegates have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation, and benefits. The decisions by the Plan Administrator or any delegates shall be conclusive and binding, and any interpretation, determination, or other action by them is intended to be subject to the most deferential standard of review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Plan Administrator or its delegates. In addition to the duties and powers described hereunder and elsewhere in this Plan, the Plan Administrator or its delegate is specifically given the discretionary authority and such powers as are necessary for the proper administration of the Plan, including, but not limited to, the following: (i) to resolve ambiguities or inconsistencies; (ii) to supply omissions and the like; (iii) to make determinations, grants, or denials of the amount, manner, and time of payment of any Termination Payments under the terms of the Plan; (iv) to authorize its agents or delegates to execute or deliver any instrument or make payments on the Plan Administrator’s behalf or with respect to the Plan; (v) to select and retain counsel, service providers and vendors, employ agents, and provide for such clerical, accounting, actuarial, legal, consulting and/or claims processing services as it deems necessary or desirable to assist the Plan Administrator in the administration of the Plan; (vi) to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, summary plan descriptions and other information explaining the Plan; (vii) to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as the Plan Administrator deems reasonable and appropriate; (viii) to receive, review and keep on file, as the Plan Administrator deems necessary or appropriate, reports of Plan payments and reports of disbursements for expenses; and (ix) in general to decide and/or settle questions and disputes, and all such authorizations, interpretations, determinations, decisions and settlements shall be final and binding for purposes of the Plan.

15. Arbitration. Any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by an arbitration organization of the Company’s choice and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding.

16. Successors.

(a) This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise.

17. Survival. The obligations of the parties pursuant to Sections 5 through 17 and Sections 19 through 21, as applicable, shall survive the termination of an executive’s employment and any termination of this Plan.

18. Tax Withholding. The Company or the executive’s employer may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

19. Controlling Law. This Plan shall be construed and enforced according to the laws of the State of Delaware (without reference to principles or provisions governing conflicts of laws) to the extent not preempted or superseded by Federal laws of the United States. Any provision of this Plan that is determined by a court to be in conflict with any applicable Federal or State laws shall be deemed amended by this paragraph to conform to the minimum requirements of such laws, except to the extent they are preempted by ERISA.

20. Severability. In the event that any provision or portion of this Plan shall he determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall he unaffected thereby and shall remain in full force and effect.

PLAN ACKNOWLEDGMENT AND RECEIPT

I have received a copy of the Executive Change of Control Plan, have read and been informed about the contents, requirements and expectations set forth therein, and agree to abide by the Plan guidelines as a condition of my employment with the Company.

EXECUTIVE

By:

Exhibit A – Applicable Factors and Applicable Continuation Periods

[Signature Page to Change of Control Plan]

EXHIBIT A

Applicable Factors and Applicable Continuation Periods

Title	Applicable Factor	Application Continuation Period
President & CEO	3	18 months
Level 1 Executives	2	18 months
Other Senior Executives holding the positions set forth below:	1	12 months
VP Finance, Planning & Analysis
Corp Controller
VP Treasurer and Investor Relations
Sr. Director of M&A
Corporate Strategy & Planning Director
President of China
President of Asia & India
VP, Global Digital Solutions
VP Global Compensation & Benefits
VP Global Human Resources
Global Tax

A-1